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                                                                   EXHIBIT 99.1

[MIDWAY(R) LOGO]

CONTACT:
Miguel Iribarren                           Joseph N. Jaffoni
MIDWAY GAMES INC.                          Jaffoni & Collins Incorporated
(773) 961-2222                             (212) 835-8500
miribarren@midwaygames.com                 mwy@jcir.com

              MIDWAY GAMES COMPLETES $35 MILLION PRIVATE PLACEMENT

CHICAGO, ILLINOIS, MAY 19, 2003 -- Midway Games Inc. (NYSE:MWY) announced today it has completed a private placement of $35.0 million of Series C Convertible Preferred Stock and warrants to purchase Midway common stock. The Series C Preferred Stock is convertible into Midway common stock at $4.60 per share. The conversion price represents approximately a 30% premium over the May 15, 2003 closing price of Midway's common stock. The preferred stock was purchased by two institutional investors.

The investors have the option, until May 16, 2004, to purchase up to an additional $12.5 million of Series C Preferred Stock convertible into Midway common stock at $5.05 per share. The Series C Preferred Stock matures March 15, 2006 and carries a 5 3/4% dividend, payable quarterly in cash. The investors received three-year warrants to purchase up to 1,141,000 shares of common stock at an exercise price of $4.60.

Midway used the proceeds of the private placement of $35.0 million to redeem the $13,125,000 of outstanding Series B Preferred Stock and to pay the expenses of the transaction and expects to use the balance for the creation and development of videogames, and for working capital to finance inventory and receivables.

Commenting on the private placement, Midway CEO and President, David F. Zucker, commented, "This financing further strengthens our balance sheet and provides additional resources to bolster our solid pipeline of upcoming releases."

UBS Warburg LLC acted as financial advisor to Midway Games in connection with the private placement.

Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation(R)2 computer entertainment system, Xbox(TM) video game system from Microsoft, and Nintendo GameCube(TM) and Game Boy(R) Advance.

This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business - Risk Factors" in the Company's current Annual Report on Form 10-K and the more recent filings made by the Company with the Securities and Exchange Commission.

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